EXHIBIT 4.2
OREXIGEN THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

November 20, 2006

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TABLE OF CONTENTS
(Continued)

Page
4.4 Titles and Subtitles	20
4.5 Notices	20
4.6 Expenses	21
4.7 Amendments and Waivers	21
4.8 Severability	21
4.9 Aggregation of Stock	21
4.10 Entire Agreement	21
Schedule A – List of Investors

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OREXIGEN THERAPEUTICS, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
          THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of November 20, 2006, by and among Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), the parties listed on Schedule A hereto (collectively, the “Investors” and each individually, an “Investor”).
RECITALS
          WHEREAS, the Company and the Investors are parties to that certain Amended and Restated Investor Rights Agreement, dated as of April 22, 2005 (the “Prior Rights Agreement”).
          WHEREAS, in connection with the purchase and sale of shares of Series C Preferred Stock pursuant to the terms of a Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and the other parties thereto (the “Purchase Agreement”) the Company and the Investors desire to amend and restate the Prior Rights Agreement in its entirety and to provide for the rights of the Investors with respect to information about the Company and with respect to restriction.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:
1.	Registration Rights. The Company covenants and agrees as follows:
1.1	Definitions. For purposes of this Agreement:
                (a) The term “Act” means the Securities Act of 1933, as amended.
                (b) The term “Change in Control” means any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s then current Certificate of Incorporation.
                (c) The term “Common Stock” means the common stock of the Company.
                (d) The terms “Form S-1”, “Form S-3” and “Form S-8” mean such forms under the Act as in effect on the date hereof or any successor registration form, document or policy subsequently adopted by the SEC to replace such forms, or in the case of Form S-3, any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                (e) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 3 hereof.
                (f) The term “IPO” shall mean the closing of the Company’s first firm commitment, underwritten public offering registered under the Act in connection with which all outstanding shares of Preferred Stock are automatically converted into shares of Common Stock pursuant to the terms of the Company’s then current Certificate of Incorporation.
                (g) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.
                (h) The term “Preferred Stock” means collectively the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of the Company.
                (i) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing with the SEC a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
                (j) The term “Registrable Securities” means the Common Stock issuable or issued upon conversion of the Preferred Stock, and any Common Stock of the Company issued upon any stock split, stock dividend, recapitalization, or similar event, dividend or other distribution with respect to, or in exchange for or in replacement of the Preferred Stock excluding in all cases, however (1) any Registrable Securities sold by a person in a transaction in which such person’s rights under Section 1 are not assigned or (2) any Common Stock held by a Holder that ceases to have registration rights in accordance with Section 1.16.
               (k) The number of shares of “Registrable Securities then Outstanding” shall be the sum of (i) the number of shares of Common Stock outstanding which are Registrable Securities, plus (ii) the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities.
                (l) The term “SEC” shall mean the Securities and Exchange Commission.
1.2	Request for Registration
                (a) If the Company shall receive at any time after the earlier of (i) the fourth (4th) anniversary of the date hereof or (ii) six (6) months after the effective date of the IPO (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction that does not cause any securities of the Company similar to the Registrable Securities to be listed on a securities exchange), a written request from the Holders of at least 30% of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding (or such lesser number of shares of Registrable Securities, with an anticipated aggregate offering price of which, net of underwriting discounts and commissions, would exceed $5,000,000) then the Company shall:

                (b) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and
                (c) use its best efforts to effect as soon as practicable, the registration under the Act of all Registrable Securities which the Holders request (within twenty (20) days of the mailing of such notice by the Company in accordance hereof) to be registered, subject to the limitations of subsection 1.2(d).
                (d) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company or the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
                (e) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.
                (f) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:
                     (i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective provided that either (A) the conditions of Section 1.4(a) have been satisfied or (B) the registration statements continue to remain effective and there are no stop orders in effect with respect to such registration statements;
                     (ii) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of a registration subject to Section 1.3 hereof (unless such registration is the Company’s initial public offering of its securities, in which event ending on a date 180 days after such effective date); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or
                     (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.11 below.
     1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a Company stock option plan or stock purchase plan, (ii) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered or (iv) an SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder of shares of Registrable Securities, written notice of such registration. Upon the written request of a Holder of shares of Registrable Securities, given within twenty (20) days after receipt of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.8, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.
     1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
                (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of the Company or an underwriter of Common Stock (or other securities) of the Company.
                (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.
                (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.
                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
                (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus will not include an untrue statement of material fact or omit to state a material fact necessary to make statements therein, in light of the circumstances under which they were made, not misleading.
                (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
                (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;
                (j) Notify each Holder promptly after the Company receives notice thereof, of the time when such registration statement has become effective or a supplement of such registration has been filed;
                (k) Advise each Holder promptly after the Company shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the threatening of any proceeding for such purpose and promptly use all best efforts to prevent the issuance of any stop order should such be issued; and;
                (l) Make generally available to its security holders, and to deliver to the Holders an earnings statement of the Company (that will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve (12) months beginning after the effective date of the registration statement (as defined in Rule 158(c) under the Act) as soon as is reasonably practicable after the termination of such twelve (12) month period.
     1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.
     1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, reasonable fees and expenses of one special counsel to the Holders (such special counsel to be selected by a majority in interest of the selling Holders based on the number of shares to be sold in such registration) and fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the

Registrable Securities agree to forfeit their right to their demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.
     1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 3.1), including all registration, filing, and qualification fees, and printers and accounting fees relating or apportionable thereto and the reasonable fees and expenses incurred by one special counsel to such selling Holders selected by a majority in interest of the selling Holders, but excluding underwriting discounts and commissions relating to the Registrable Securities.
     1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity, if any, as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then in such event the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering; provided, however, that any such limitation by the underwriters will be apportioned as follows: (i) all securities other than Registrable Securities will be excluded from the registration first, and (ii) to the extent still required by the underwriters, the Registrable Securities requested to be registered by the Holders shall be excluded from such registration subject to the following sentences. If a limitation on the number of shares is still required, the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all participating Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. For purposes of the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the affiliates, partners, retired partners, members, retired members and stockholders of such holder, or the estates and family members of any such partners and retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence. Notwithstanding the foregoing, the number of Registrable Securities included in such registration and underwriting shall not be reduced below

30% of the securities included in such registration unless such offering is the initial public offering of the Company’s securities in which case the selling Holders may be excluded entirely if the underwriters make the determination described above and no securities other than those of the Company are included in such registration. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 1.8 shall be included in such registration statement.
     1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
     1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of such Holder’s officers, directors, partners, members and managers, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (joint or several) (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will reimburse each such Holder, officer, director, partner, member, manager, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, proceeding or settlement; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action or proceeding to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration, and duly executed, by any such Holder, underwriter or controlling person.
          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions, proceeding or settlement in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information expressly furnished, and duly executed, by such Holder for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action, proceeding or settlement; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
          (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by any Holder under this Section 1.10(d) exceed the net proceeds of the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied in writing by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
     1.11 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
          (b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the participating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an anticipated aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.11; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees, reasonable fees and expenses for one special counsel for the Holders associated with Registrable Securities (such special counsel to be selected by a majority in interest of the Holders requesting such registration) and the fees and disbursements of counsel for the Company, but excluding any underwriters’ discounts or commissions shall be borne by the Company. Registrations effected pursuant to this Section 1.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.
          (d) The Company shall not be obligated to effect any registration pursuant to this Section 1.11 if the Company delivers to the Holders requesting registration under this Section 1.11 an opinion, in form and substance acceptable to such Holders, of counsel satisfactory to such Holders, that the Registrable Securities so requested to be registered may be sold or transferred pursuant to Rule 144(k) under the Act.
     1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would give such holder or prospective holder any registration rights if (a) such registration rights would be pari passu with, or senior to, any registration rights provided under this Agreement or (b) such holder would not be bound by obligations similar to the obligations of the Holders set forth in Section 1.13.
     1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:
          (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock to be sold on its behalf to the public in a firmly underwritten offering;
          (b) all officers, directors and 1% or greater stockholders of the Company enter into similar agreements; and
          (c) such market stand-off time period shall not exceed one hundred eighty (180) days from the effective date of the registration statement.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
          Notwithstanding the foregoing, the obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.
     1.14 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 above; and (c) the transfer: (i) involves a transfer of all of Registrable Securities of the transferor or at least Five Hundred Thousand (500,000) shares (as adjusted for stock splits, stock dividends, reverse stock splits or the like after the date hereof) of Registrable Securities, (ii) is to another holder of Registrable Securities, or (iii) is to current or former limited or partners, members, managers, stockholders or other affiliates of the transferor.
     1.15 Reports Under the Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Registrable Securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
          (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act at any time after it has become subject to such reporting requirements; and
          (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
          1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 upon the earlier of the following to occur: (i) six (6) years following the consummation of the sale of securities pursuant to the IPO or (ii) the date after the closing of the IPO on which such Holder, together with its affiliates, holds less than one percent (1%) of the Company’s outstanding capital stock and all Registrable Securities held by such Holder may be sold under Rule 144 under the Act within a single ninety (90) day period.
     2. Covenants of the Company
          2.1 Financial Information. The Company will deliver the financial information identified in Section 2.1(a) to each Investor, and for so long as an Investor holds at least Five Hundred Thousand (500,000) shares (as adjusted for stock splits, stock dividends, reverse stock splits or the like after the date hereof) of Registrable Securities (a “Major Holder”) the Company shall also deliver to such Investor all of the reports and financial information identified in Sections 2.1(b), (c) and (d).
               (a) As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, audited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and consolidated statements of cash flow of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles, consistently applied, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Board of Directors.
               (b) Contemporaneously with delivery to holders of Common Stock, a copy of each report of the Company delivered to holders of the Company’s Common Stock.
               (c) As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of the Company as at the end of such month, and unaudited consolidated statements of income and unaudited consolidated statements of cash flow for such month and for the current fiscal year to date. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied (other than accompanying notes and subject to year-end adjustments), all in reasonable detail, including detailed quarterly comparison to budget and such financial statements shall be accompanied by an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials fairly present the financial condition of the Company and its results of operation for the period specified, subject to any year-end audit adjustment.
               (d) As soon as practicable, and in any event within sixty (60) days prior to the beginning of the fiscal year, a copy of the Company’s annual operating plan and budget for the upcoming fiscal year, which shall include without limitation forecasts of the Company’s revenues, expenses and cash position on a month-to-month basis for such upcoming fiscal year together with any other budgets or revised budgets as they become available throughout the fiscal year.
                (e) Each Investor agrees and will cause any representative of the Investor to hold in confidence and trust and not use or disclose any information provided to or learned by it in connection with its rights under this Section 2.1 (so long as such information is not in the public domain), except that such Investor may disclose such information (i) to any partner, member, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as (a) such partner, member, subsidiary or parent is advised of the confidentiality provisions of this Section 2.1(e) and (b) such Investor uses its commercially reasonable best efforts to ensure that such partner, member, subsidiary or parent holds such information in confidence and trust and will not use or disclose any information provided to or learned by it except as required by law; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by such Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law.
          For so long as a Major Holder is eligible to receive reports under this Section 2.1, it shall also have the right to discuss the affairs, finances and accounts of the Company with the Company’s officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated to provide any information unless the Major Holder agrees to sign a non-disclosure agreement in customary form.
          2.2 Inspection. The Company shall permit each Major Holder, upon reasonable prior notice, at such Major Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by a Major Holder; provided, however, that the Company shall not be obligated pursuant to this Paragraph 2.2 to provide access to any information unless the Major Holder agrees to sign a non-disclosure agreement in customary form.
          2.3 Termination of Information and Inspection Rights. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Major Holder and be of no further force or effect upon the IPO or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall occur first.
          2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Holder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A Major Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate.
     Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Holder in accordance with the following provisions:
          (a) The Company shall deliver a notice by certified mail (“Notice”) to each Major Holder stating (i) its bona fide intention to offer such Shares and the identity of the proposed offerees, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
          (b) Within fifteen (15) calendar days after delivery of the Notice, the Major Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Major Holder bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities outstanding as of the date of the Notice) (“Pro-Rata Portion”). The Company shall promptly, in writing, inform each Major Holder which purchases its Pro-Rata Portion (“Fully-Exercising Major Holder”) of any other Major Holder’s failure to do likewise. During the ten- day period commencing after such information is delivered to all fully-exercising Major Holders, each Fully-Exercising Major Holder shall be entitled to obtain that portion of the Shares not subscribed for by the Major Holders which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Major Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Major Holders who wish to purchase some of the unsubscribed Shares. This step shall be repeated until all unsubscribed shares have been allocated or until the Fully-Exercising Investors no longer desire to receive an allocation of the unsubscribed Shares.
          (c) If all Shares which Major Holders are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the sixty (60)-day period following the expiration of the period provided in subsection 2.4(b) hereof, consummate the sale of the remaining unsubscribed portion of such Shares to the person or persons listed in the Notice upon terms specified in the Notice. If the Company does not consummate such sale within such sixty (60)-day period, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Holders in accordance herewith.
          (d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to officers, directors or employees of, or consultants to, the Company or a subsidiary under a stock option or other equity incentive plan or agreement approved by and in a manner determined by the Board of Directors (including stock grants to officers, directors, employees or consultants); (ii) the issuance of securities pursuant to the acquisition of another corporation or entity by the Company by way of merger, purchase of all or substantially all of the assets of the other corporation or stock for stock exchange approved by the Board of Directors; (iii) the issuance of securities, not primarily for equity financing purposes, to academic research institutions, financial institutions, strategic partners or lessors in connection with commercial credit arrangements, equipment financings, debt financings, strategic partnerships, research and development partnerships, licensing or collaborative arrangements, joint marketing agreements or similar transactions approved by the Board of Directors; (iv) shares issued upon conversion of the Preferred Stock; (v) the issuance of securities pursuant to outstanding as of the date hereof options, warrants, notes or other rights to acquire securities of the Company; (vi) securities issued in connection with stock splits, stock dividends or like transactions for which an adjustment to the respective conversion prices of the Preferred Stock is made pursuant to the Company’s then current Certificate of Incorporation; or (vii) upon the closing of a public offering of the Company’ securities pursuant to the Act in which all shares of Preferred Stock are automatically converted to Common Stock pursuant to the Company’s then current Certificate of Incorporation.
          (e) The right of first offer set forth in this Section 2.4 may not be assigned or transferred, except that (i) such right is assignable by each Major Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Major Holder, (ii) any partner or retired partner of any such Major Holder which is a partnership or any member or retired member of any Major Holder which is a limited liability company, and (iii) such right is assignable between and among any of the Major Holders.
          (f) The right of first offer granted under this Section 2.4 shall terminate and be of no further force and effect upon the effective date of the Company’s registration statement filed in connection with the IPO and shall not be applicable to any shares sold pursuant thereto.
     2.5 Vesting of Stock. Unless determined otherwise by the Board of Directors or a disinterested/independent committee thereof, all shares of the Company’s Common Stock, or options to purchase such Common Stock, issued after the date of this Agreement to employees, officers, directors, consultants and other service providers of the Company shall vest according to the following schedule: Twenty-five percent (25%) of the shares shall vest upon the completion of one (1) year of service and the remaining seventy-five percent (75%) of the shares shall vest in thirty-six (36) equal monthly installments thereafter.
     2.6 Qualified Small Business. The Company covenants that so long as any of Preferred Stock or the Common Stock into which such shares are converted, are held by an Investor (in whose hands such shares of Common Stock are eligible to qualify as “qualified small business stock” as defined in Section 1202(c) of the of the Internal Revenue Code of 1986, as amended (the “Code”) (“Qualified Small Business Stock”), it will (i) comply with any applicable filing or reporting requirements imposed by the Code on issuers of Qualified Small Business Stock and (ii) execute and deliver to each Investor, from time to time, such forms, documents, schedules and other instruments as may be reasonably requested thereby to cause the Preferred Stock, or the Common Stock into which such shares are converted, to qualify as Qualified Small Business Stock and in connection therewith, execute and deliver to the Investors, from time to time, such forms, documents, schedules and other instruments as may be reasonably requested by an Investor to cause such shares of capital stock to qualify as Qualified Small Business Stock.
     2.7 Indebtedness. The Company will not, without the approval of the Board of Directors, incur any indebtedness in excess of $100,000 in a single transaction or a series of related transactions.
     2.8 Board Committee Rights, Observer Rights. For so long as BAVP VII, L.P. and/or its affiliated entities (“BAVP”) holds at least Two Million (2,000,000) shares of Registrable Securities (equitably adjusted for all stock splits, subdivisions, stock dividends, combinations and the like after the date hereof), the Company shall allow one (1) member of the Board of Directors, designated by BAVP (the “BAVP Designee”) pursuant to Section 1.2(b)(i) of that certain Amended and Restated Voting Agreement, dated of even date herewith, by and between the Company and the stockholders party thereto, to be a member of any and all committees of the Board of Directors. In addition, (i) for so long as BAVP holds at least Two Million (2,000,000) shares of Registrable Securities (equitably adjusted for all stock splits, subdivisions, stock dividends, combinations and the like after the date hereof), the Company shall allow one representative designated by BAVP (the “BAVP Observer”) and (ii) for so long as Morgenthaler Ventures and/or its affiliated entities (“Morgenthaler”) holds at least Eight Hundred Thousand (800,000) shares of Registrable Securities (equitably adjusted for all stock splits, subdivisions, stock dividends, combinations and the like after the date hereof), the Company shall allow one representative designated by Morgenthaler (the “Morgenthaler Observer,” and together with the BAVP Observer, the “Observers”) to attend meetings of the Board of Directors and its committees in a nonvoting capacity. BAVP shall maintain its right to have the BAVP Observer attend meetings of the Board of Directors regardless of whether or not the BAVP Designee is a member of the Board of Directors. The Company shall provide the Observer with copies of all notes, minutes, consents or other materials that are provided by the Company to its directors; provided, however, that the Company reserves the right to exclude any Observer from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons; provided, further, that each of BAVP’s and Morgenthaler’s right to appoint an Observer to the Board of Directors shall automatically expire upon the effectiveness of the registration statement for the IPO. The Observer shall receive no compensation from the Company for services as an Observer and shall not be reimbursed for any expenses incurred by the Observer in connection with attendance of any meeting of the Board of Directors.
     2.9 Board of Directors Meetings. The Board shall meet not less frequently than quarterly until otherwise agreed by Investors holding at least a majority of the then outstanding Registrable Securities. All non-employee directors will be compensated by the Company identically, and out-of-pocket and travel expenses of the directors incurred in attending Board meetings (or meetings of committees thereof) or in connection with the performance of their duties as directors shall be paid or reimbursed promptly by the Company. All shares of Common Stock of the Company issued to non-employee directors shall be issued under a plan which is applicable to all non-employee directors.

          2.10 Assignment of Other Rights of First Refusal. The Company covenants that if any of its officers, directors, employees or consultants elect to sell shares of Common Stock covered by a right of first refusal and the Company elects not to or is unable to exercise its right of first refusal, the Company shall assign its right of first refusal on the transfer of the shares held by such individual to the Investors. The procedures for handling the assigned right of first refusal shall be substantially similar to the procedures set forth in Section 2.4 above. Notwithstanding the foregoing, this Section 2.10 shall not apply to shares of capital stock of the Company held by Michael Cowley, John F. Crowley, Kishore Gadde, M.D., Ranga Krishnan, Ph.D. and Eckard Weber, M.D., which shares are covered by that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated of even date herewith, by and between the Company and the parties thereto.
          2.11 Proprietary Rights Agreements. Each employee, officer and consultant of the Company shall enter into an invention assignment agreement substantially in the forms previously provided to the special counsel for the Investors.
          2.12 Director & Officer Liability Insurance. Within ninety (90) days after the date hereof, the Company shall procure and thereafter maintain so long as the Board of Directors deems commercially reasonable, a customary Director and Officer liability insurance policy in an amount determined from time to time by the Board of Directors.
          2.13 Market Stand-Off Agreement with Future Security Holders. Unless otherwise approved by the Investors who then are holders in interest of at least two-thirds of the then outstanding Registrable Securities, the Company shall cause each future holder of its securities to enter into an agreement substantially similar to the market stand-off agreement set forth in Section 1.13 hereof.
          2.14 Termination of Covenants. The covenants set forth in Sections 2.5 and 2.7 to 2.13 shall terminate on, and be of no further force or effect upon (i) the effective date of the IPO which results in the conversion of the Preferred Stock into Common Stock or (ii) a Change in Control.
     3. Transfers of Securities by Investors
          3.1 Notices. If any Investor (the “Transferor”) proposes to sell, assign, hypothecate or otherwise transfer (a “Transfer”) any securities of the Company owned by such Investor from and after the date of this Agreement, other than pursuant to the provisions of Section 3.6 of this Agreement, the Transferor shall first give each of the other Investors the right to purchase such securities by delivering to them a written offer which shall state the price and other terms and conditions of the proposed Transfer. If the Transferor proposes to Transfer the securities for consideration other than solely cash and/or promissory notes, the offer to the Investors shall, to the extent of such consideration, permit each Investor to pay in lieu thereof, cash equal to the fair market value of such consideration, and the offer shall state the estimate of such fair market value as determined by the Board. The Transferor shall fix the period of the offer which shall be a minimum of twenty (20) days or such longer period as is necessary to determine the fair market value of the consideration referred to in the preceding sentence.

     3.2 Acceptance of Offer. An Investor may accept an offer (“Purchasing Investor”) only by giving written notice to the Transferor before the offer expires that such Purchasing Investor has accepted the offer to purchase some or all of the securities offered (the “Accepted Securities”); provided, however, that the maximum number or amount of Accepted Securities a Purchasing Investor shall be entitled to purchase shall be equal to that number or amount of securities to be transferred multiplied by a fraction, the numerator of which shall be the number of Registrable Securities held by such Purchasing Investor and the denominator of which shall be the aggregate number of Registrable Securities held by all Investors, excluding the Transferor’s Registrable Securities. Notwithstanding the foregoing, any Purchasing Investor may, at the time it accepts the offer, subscribe to purchase any or all securities offered which may be available as a result of the rejection, or partial rejection, of the offer by other Investors, which securities shall be allocated on a pro rata basis among those Purchasing Investors subscribing to purchase them based on their relative ownership of Preferred Stock prior to the proposed Transfer. Notwithstanding any other provision of this Agreement, the Transferor shall be under no obligation to sell shares to the Investors as described in this Section 3.2 unless the aggregate number of Accepted Securities shall constitute all of the securities described in the Transferor’s notice delivered to the Investors pursuant to Section 3.1.
     3.3 Allocation of Securities and Payment. Promptly following the expiration of an offer, the Transferor shall allocate the Accepted Securities, as set forth in Section 3.2, and shall by written notice (the “Acceptance Notice”) advise all Purchasing Investors of the number or amount of securities allocated to each of the Purchasing Investors. Within ten (10) days following receipt of the Acceptance Notice, each of the Purchasing Investors shall deliver to the Transferor payment in full for the Accepted Securities purchased by it against delivery by the Transferor to each Purchasing Investor of a certificate or certificates evidencing the Accepted Securities purchased by it.
     3.4 Failure to Exercise. To the extent an offer pursuant to Section 3.1 is not accepted by the other Investors, the Transferor may, for a period of ninety (90) days thereafter, transfer the unaccepted securities, or any of them, upon terms no more favorable than specified in such offer, to any Person or Persons; provided that such Person or Persons agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the such provisions as the Company may deem reasonably necessary.
     3.5 Assignment. The right of first offer set forth in this Section 3 may not be assigned or transferred, except that each Investor shall have the right to assign its rights to purchase such securities under this Section 4 to any affiliate, partner, member, retired partner or member or affiliate of such Investor; provided such affiliate, partner, member, retired partner or member or affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such assignment, to be bound by the terms of this Agreement.
     3.6 Permitted Transfers
          (a) Notwithstanding anything to the contrary contained herein, any Investor which is a partnership or limited liability company may transfer, without first offering any securities of the Company to any other Investor, all or any of its securities to a partner, limited partner, member, retired partner or member of such partnership or limited liability company or to the estate of any such partner or member or transfer by will or intestate succession to his spouse or to the siblings, lineal descendants or ancestors of such partner or member or his spouse, or to an affiliate; provided such transferee agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by the terms of this Agreement.
                (b) Notwithstanding anything to the contrary contained herein, any Investor which is a corporation may transfer, without first offering any securities of the Company to any other Investor, all or any of its securities to any of its affiliates, provided such affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by the terms of this Agreement.
                (c) Notwithstanding anything to the contrary contained herein, any Investor who is an individual may Transfer, without first offering any securities of the Company to any other Investor, all or any of his securities to his spouse or his or his spouse’s siblings, lineal descendants or ancestors, or to any trust for any of the foregoing or any entity that is an affiliate of such Investor (if such Investor is an entity), provided such transferee agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by the terms of this Agreement.
          3.7 Termination. The right of first offer granted under this Section 3 shall expire upon the earlier of the effective date of (i) the IPO or (ii) a Change in Control.
     4. Miscellaneous
          4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          4.2 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California without giving effect to the principles of conflicts of laws thereof.
          4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          4.5 Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed by telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All notices shall be addressed to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.
     4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     4.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors holding at least two-thirds of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Preferred Stock as “Investors.” Notwithstanding any provision herein to the contrary, the provisions of Section 2.8 hereof may not be amended or the rights thereunder waived in a manner that adversely affects the rights of BAVP to participate on board committees, or the rights of BAVP or Morgenthaler to designate a board observer, without the written consent of BAVP or Morgenthaler, as applicable.
     4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     4.10 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly canceled. Upon the execution and delivery of this Agreement by the Company and the Holders of at least two-thirds of the Preferred Stock held by the Investors who are parties to the Prior Rights Agreement, the Prior Rights Agreement shall thereafter be of no further force and effect and is hereby amended and restated herein.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

Orexigen Therapeutics, Inc.,
a Delaware corporation

By:	/s/ Gary D. Tollefson M.D., Ph.D.
Gary D. Tollefson, M.D., Ph.D.
President and Chief Executive Officer
[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

BAVP VII, L.P.

By:	BA Venture Partners VII, LLC,
its general partner

By:	/s/ Lou C. Bock

Name:
Managing Director
Lou C. Bock
[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Domain Partners V, L.P.

By:	One Palmer Square Associates V, L.L.C.
its General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

DP V Associates, L.P.

By:	One Palmer Square Associates V, L.L.C.
its General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Sofinnova Venture Partners VI, L.P. as nominee for Sofinnova Venture Partners VI, L.P. Sofinnova Venture Partners VI GmbH & Co. K.G.

By: Sofinnova Management VI, L.L.C.
its General Partner

By:	/s/ Michael Powell
Managing Member

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     In Witness Whereof, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: KPCB Holdings, Inc., as nominee
By:	/s/ Joseph S. Lacob
Title: Senior Vice President

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     In Witness Whereof, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MONTREUX EQUITY PARTNERS II SBIC, LP

By: Montreux Equity Management II SBIC, LLC, its General Partner

By:	/s/ Daniel K. Turner
Name:	Daniel K. Turner, III

Title:	Managing Member

MONTREUX EQUITY PARTNERS III SBIC, LP

By: Montreux Equity Management III SBIC, LLC, its General Partner

By:	/s/ Daniel K. Turner
Name:	Daniel K. Turner, III

Title:	Managing Member
[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     In Witness Whereof, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

NIF VENTURES CO., LTD.

By:	/s/ Tamiaki Hio
Tamiaki Hio,
Executive Officer

VENTURE CAPITAL INVESTMENT LIMITED PARTNERSHIP NIF JAPAN-USA-EUROPE BRIDGE FUND

By:	/s/ Shinichiro Hakuta
Shinichiro Hakuta,
General Manager

VENTURE CAPITAL INVESTMENT LIMITED PARTNERSHIP NIF GLOBAL FUND

By:	/s/ Shinichiro Hakuta
Shinichiro Hakuta,
General Manager
[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     In Witness Whereof, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MORGENTHALER PARTNERS VII, L.P.

By:	Morgenthaler Management Partners VII, LLC,
its Managing Partner

By:	/s/ Theodore A. Laufik
Theodore A. Laufik
Partner and Managing Member
[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     In Witness Whereof, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

CROSS CREEK CAPITAL, L.P.

By:	Cross Creek Capital GP, L.P. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Karey Barker
Name: Karey Barker
Title: Vice President

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

By:	Cross Creek Capital GP, L.P. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Karey Barker
Name: Karey Barker
Title: Vice President

WASATCH FUNDS, INC. Wasatch Small Cap Growth Fund

By:	Wasatch Advisors, Inc.
Its:	Investment Adviser

By:	/s/ Jeff Cardon
Name: Jeff Cardon
Title: Vice President
[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

     In Witness Whereof, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MPM BIOEQUITIES MASTER FUND, LP

By:	MPM BioEquities GP, L.P., its General Partner
By:	MPM BioEquities LLC, its General Partner

By:	/s/ Kurt Von Emster

Name: Kurt von Emster
Title: Manager
[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

SCHEDULE A
LIST OF INVESTORS
Name of Investor
BAVP VII, L.P.
Domain Partners V, L.P.
DP V Associates, L.P.
KPCB Holdings, Inc.
Sofinnova Venture Partners VI, L.P.
Montreux Equity Partners II, SBIC, LP
Montreux Equity Partners III, SBIC, LP
NIF Ventures Co., Ltd.
Venture Capital Investment Limited Partnership NIF Japan-USA-Europe Bridge Fund
Venture Capital Investment Limited Partnership NIF Global Fund
Morgenthaler Partners VII, L.P.
Cross Creek Capital, L.P.
Cross Creek Capital Employees’ Fund, L.P.
Wasatch Small Cap Growth Fund
MPM BioEquities Master Fund, LP